Exhibit 2



                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                               EASTERN ENTERPRISES


                               KEYSPAN CORPORATION


                                       AND


                               ACJ ACQUISITION LLC




                          dated as of November 4, 1999




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        AGREEMENT  AND  PLAN OF  MERGER,  dated as of  November  4,  1999  (this
"Agreement"), by and among Eastern Enterprises, a Massachusetts voluntary association (the "Company"), KeySpan Corporation, a New York corporation
("Parent"), and ACJ Acquisition LLC, a Massachusetts limited liability company which is directly and indirectly wholly owned by Parent ("Merger Sub").

        WHEREAS, the Company and Parent have determined to engage in a business combination transaction on the terms stated herein; and

        WHEREAS, the Board of Trustees of the Company and the Board of Directors of Parent have approved and deemed it advisable and in the best interests of their respective shareholders to consummate the transactions contemplated herein under which the businesses of the Company and Parent would be combined by means of the merger of Merger Sub with and into the Company, with the Company being the surviving entity, pursuant to the terms and conditions of this Agreement, as a result of which Parent will own, directly or indirectly, all of the issued and outstanding common shares of the Company;

        NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

1.01 Section THE MERGER.  Upon the terms and subject to the  conditions  of this
Agreement:

        At the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into the Company (the "Merger") in accordance with the Declaration of Trust (the "Company Declaration of Trust") of the Company, the Certificate of Organization and Operating Agreement of Merger Sub, and Section 2 of Chapter 182 and Section 59 of Chapter 156C of the Massachusetts General Laws (the "MGL"). The Company shall be the surviving entity in the Merger and shall continue its corporate existence under the laws of The Commonwealth of Massachusetts. The effects and the consequences of the Merger shall be as set forth in Section 1.02. Throughout this Agreement, the term "Surviving Entity" shall refer to the Company in its capacity as the surviving entity in the Merger.

1.02 Section EFFECTS OF THE MERGER. At the Effective Time, the Company Declaration of Trust, as in effect immediately prior to the Effective Time, shall be the Declaration of Trust of the Surviving Entity until thereafter amended as provided by law and such Declaration of Trust. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of Chapter 182 of the MGL and Section 62 of the Limited Liability Company Act of Massachusetts.

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1.03 Section  EFFECTIVE  TIME OF THE MERGER.  On the Closing Date (as defined in
Section 3.01), certificates of merger complying with Section 61 of Chapter 156C and Section 2 of Chapter 182 of the MGL (the "Certificates of Merger") shall be delivered to the Secretary of The Commonwealth of Massachusetts for filing. The Merger shall become effective upon the filing of the Certificates of Merger, or at such later date and time as may be set forth in the Certificates of Merger (the "Effective Time").

1.04 Section TRUSTEES. The managers of Merger Sub immediately prior to the Effective Time shall be the trustees of the Surviving Entity and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Declaration of Trust of the Surviving Entity, or as otherwise provided by the applicable law.

1.05 Section OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the initial officers of, and shall hold the same positions with, the Surviving Entity and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Declaration of Trust of the Surviving Entity, or as otherwise provided by the applicable law.

                                   ARTICLE II

                               TREATMENT OF SHARES

2.01 Section EFFECT OF THE MERGER ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Merger Sub:

(a) Membership Interests of Merger Sub. Each one percent of the issued and outstanding membership interests in Merger Sub shall be converted into one transferable certificate of participation or share of the Surviving Entity.

(b) Cancellation of Certain Company Common Stock. Each share of common stock, par value $1.00 per share, of the Company (the "Company Common Stock") that is owned by the Company as treasury stock and all shares of Company Common Stock that are owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

(c)  Conversion  of Company  Common  Stock.  Subject to the  provisions  of this
Section 2.01, each share of Company Common Stock,  other than Dissenting  Shares

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(as defined in Section 2.01(d)) and shares canceled pursuant to Section 2.01(b), issued and outstanding immediately prior to the Effective Time (other than shares held as treasury shares by the Company) shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $64.00 in cash, payable without interest, to the holder of such share, upon surrender, in the manner provided in Section 2.02 hereof, of the certificate formerly evidencing such share (as adjusted pursuant to the following sentence, the "Merger Consideration"). In the event that the Effective Time shall not have occurred on or prior to the later of (i) the date that is nine months after the date of this Agreement or (ii) the date that is ninety days after the date on which the State of New Hampshire statutory approvals shall have been obtained and become Final Orders (as defined herein) (the "Adjustment Date"), the Merger Consideration shall be increased for each day after the Adjustment Date, up to and including the day which is one day prior to the Closing Date, by an amount equal to $0.006 per share (such amount, the "Increased Consideration"), provided, that the aggregate amount of the Increased Consideration shall be reduced by the aggregate amount of any per share increase in dividends permitted by Section 6.01(b) attributable to any period during which any Increased Consideration is accruing that is actually paid by the Company.

(d) Dissenting Shares. The holders of shares of Company Common Stock who dissent from the Merger within the time and in the manner provided in Sections 86 through 98 of Chapter 156B of the MGL shall have substantially the same rights as they would have if the Company were at the Effective Date a Massachusetts business corporation. Each outstanding share of Company Common Stock the holder of which has perfected his appraisal rights under Chapter 156B of the Massachusetts General Laws (the "MBCA") and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by applicable law; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for payment for shares or lose the right to payment for shares, in either case pursuant to applicable law, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

(e) At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 1982 Stock Option Plan, 1995 Stock Option Plan and 1996 Trustees' Stock Option Plan (collectively, the "Company Stock Option Plans") shall be treated by Parent in accordance with Section 7.10 hereof.

2.02           Section    EXCHANGE OF CERTIFICATES.

(a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, the Surviving Corporation shall deposit with a bank or trust company mutually agreeable to Parent and the Company (the "Exchange Agent"), pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company an amount of cash required for the payment of the Merger Consideration upon surrender of certificates in accordance with Section 2.01(c).

(b) Exchange and Payment Procedures. As soon as practicable after the Effective Time, Parent shall cause Parent's transfer agent and registrar, as paying agent (the "Paying Agent") to mail to each holder of record as of the Effective Time of a certificate or certificates representing shares of Company Common Stock (the "Certificates") that have been converted pursuant to Section 2.01: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates and receiving the Merger Consideration to which such holder shall be entitled therefor pursuant to Section 2.01. Upon surrender of a Certificate to the Paying Agent for cancellation, together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration. In the event the Merger Consideration is to be delivered to any person who is not the person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate (other than a certificate representing shares of Company Common Stock to be canceled in accordance with Section 2.01(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by this Section 2.02. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to provisions of this Article II.

(c) Closing of Transfer Books. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of Section 2.01(c) shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the Company Shares represented thereby. From and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers thereon of the Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the appropriate amount of cash as provided in Section 2.01 and in this Section 2.02.

(d) Termination of Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Surviving Corporation, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

(e) Escheat. None of Parent, Merger Sub or the Surviving Corporation shall be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                                   THE CLOSING

3.01 Section CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, at 10:00 a.m., Boston time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time and date and place as the Company and Parent shall mutually agree (the "Closing Date"); provided, however, that the Closing Date shall be not less than 30 days after the date of mailing of the Notice of Election as provided in Section 2.01(k).



                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent as follows:

4.01 Section ORGANIZATION AND QUALIFICATION. Except as set forth in Section 4.01 of the Company Disclosure Schedule (as defined in Section 7.06(ii)), the Company and each of its subsidiaries (as defined below) is a Massachusetts voluntary association, in the case of the Company, and a corporation, in the case of each of its subsidiaries, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite corporate or similar power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect (as defined below). The term "Company Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole (other than changes, events or effects that are the effect of economic factors affecting the economy as a whole or that are the effect of factors generally affecting the specific industries or markets in which the Company and its subsidiaries operate or compete); PROVIDED, HOWEVER, that a Company Material Adverse Effect shall not include any adverse effect primarily arising out of or resulting primarily from actions contemplated by the parties in connection with, or that are primarily attributable to the announcement of, this Agreement and the transactions contemplated hereby. As used in this Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person.

4.02 Section SUBSIDIARIES. Section 4.02 of the Company Disclosure Schedule sets forth a description as of the date hereof, of all subsidiaries and joint ventures of the Company, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such entity. As of the date hereof, the Company is an exempt holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). Except as set forth in Section 4.02 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by the Company of each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "joint venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or equity of any such entity.

4.03 Section CAPITALIZATION. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock. As of the close of business on November 2, 1999, there were issued and outstanding 27,020,034 shares of Company Common Stock. All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.03 of the Company Disclosure Schedule and under the Company Rights Agreement (as defined below), as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any of the subsidiaries of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company, or obligating the Company to grant, extend or enter into any such agreement or commitment. Since November 2, 1999, the Company has not issued any shares of Company Common Stock or any common stock equivalents. True, accurate and complete copies of the Declaration of Trust and by-laws, or similar governing documents of the Company as in effect on the date hereof, have been made available to the Parent.

4.04 Section AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

(a) Authority. The Company has all requisite corporate or similar power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 4.13) and the Company Required Statutory Approvals (as defined in Section 4.04(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company subject to obtaining the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms.

(b) Non-Contravention. Except as set forth in Section 4.04(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in a right of termination, cancellation, or acceleration of any obligation under or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance ("Liens") upon any of the properties or assets of the Company or any of its subsidiaries or joint ventures (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation" with respect to the Company (such term when used in Article V having a correlative meaning with respect to Parent)) pursuant to any provisions of (i) the Declaration of Trust or the Company Articles, as the case may be, or the by-laws of the Company or the articles of organization, by-laws or similar governing documents of any of its subsidiaries or any of its joint ventures, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.04(c)) applicable to the Company, any of its subsidiaries or any of its joint ventures, or any of their respective properties or assets or
(iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.04(b) of the Company Disclosure Schedule (the "Company Required
Consents") any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company, any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(c) Statutory Approvals. Except as described in Section 4.04(c) of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect (the "Company Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notices, obtaining such authorizations, consents or approvals and having such waiting periods expire, if any, as are necessary to avoid a violation of law.

(d) Compliance. Except as set forth in Section 4.04(d) or Section 4.11 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.05) filed prior to the date hereof, neither the Company, nor any of its subsidiaries nor (to the best of its knowledge) any of its joint ventures is in violation of or to the Company's knowledge under investigation with respect to or has been given notice of or been charged with any purported violation of, any law, statute, order, rule, regulation or judgment (including, without limitation, any applicable Environmental Law, as defined in Section 4.11
(f)(ii)) of any Governmental Authority except for violations that are not individually or in the aggregate reasonably expected to have a Company Material Adverse Effect. Except as set forth in Section 4.04(d) of the Company Disclosure Schedule or in Section 4.11 of the Company Disclosure Schedule, the Company and its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.04(d) of the Company Disclosure Schedule, the Company and each of its subsidiaries and joint ventures are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) the Declaration or its articles of organization (or similar governing documents), as the case may be, or its by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that are not individually or in the aggregate reasonably expected to have a Company Material Adverse Effect.

4.05 Section REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by the Company and its subsidiaries since December 31, 1996 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written), exhibits, supplements and amendments appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1996 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports, including without limitation any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and any forms, reports or other documents filed by the Company with the SEC after the date hereof did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC, and fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

4.06 Section CONDUCT OF BUSINESS; ABSENCE OF CERTAIN CHANGES OR EVENTS; ABSENCE OF UNDISCLOSED LIABILITIES.

(a) Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.06 of the Company Disclosure Schedule, since December 31, 1998, the Company and each of its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and no event has occurred which has had, and no fact or condition exists that would have or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

               (b) Neither the Company nor any of its subsidiaries has any liabilities or obligations (whether absolute, contingent, accrued or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations, or contingencies that are accrued or reserved against in the consolidated financial statements of the Company or are reflected in the notes thereto for the year ended December 31, 1998 or that were incurred after December 31, 1998 in the ordinary course of business and are not individually or in the aggregate reasonably likely to have a Company Material Adverse Effect.

4.07 Section LITIGATION. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.07, Section 4.09 or
Section 4.11 of the Company Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or to the knowledge of the Company threatened, nor to the knowledge of the Company are there any investigations or reviews pending or threatened against, relating to or affecting the Company or any of its subsidiaries or any Company Employee Benefit Plan (as defined in Section
4.10 herein), (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries or any Company Employee Benefit Plan except for any of the foregoing under clauses (i) and (ii) that would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

4.08 Section REGISTRATION STATEMENT AND PROXY STATEMENT. The Proxy Statement relating to the Company Special Meeting (as defined below), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy
Statement"), and any other documents to be filed by the Company with the SEC (including, without limitation, under the 1935 Act) or any other Governmental Authority in connection with the Merger and other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the 1935 Act, as applicable, and will not, on the date of their respective filings or, in the case of the Proxy
Statement, at the date it is mailed to Shareholders of the Company and at the time of the Company Special Meeting (as defined in Section 7.04(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the proxy statement, in definitive form (the "Proxy Statement"), relating to the Company Special Meeting (as defined below) shall not, at the dates mailed to shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement, insofar as it relates to the Company or any of its subsidiaries, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

4.09           Section    TAX MATTERS.

(a) For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, as well as any and all, fees, levies, duties, tariffs, imposts, and governmental impositions or charges in the nature of (or similar
to) taxes, payable to any federal, state, local or foreign taxing or governmental authority; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns, and including any schedules or attachments thereto and including any amendments thereto.

(b) Other than as disclosed in the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, (i) the Company and its subsidiaries have timely filed all Tax Returns required to be filed by them (giving effect to extensions) and all such Tax Returns are true, correct and complete in all material respects, (ii) the Company and its subsidiaries have paid and discharged all Taxes due, and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required. Other than as disclosed in the Company Disclosure Schedule and except as does not involve or would not result in liability to the Company or any of its subsidiaries that individually or in the aggregate constitutes a Company Material Adverse Effect:
(i) there are no Tax liens on any assets of the Company or any subsidiary thereof; and (ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) no audit or other proceeding with respect to any Taxes due from the Company or any of its subsidiaries or any Tax Return of the Company or its subsidiaries is pending, threatened in writing or being conducted by any taxing authority; (iv) neither the Company nor any of its subsidiaries (A) has ever been a member of any consolidated, combined, unitary or aggregate group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company and its subsidiaries), including liability arising form the application of Treas. Reg. section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise; (v) all Taxes required to be withheld, collected or deposited with respect to the Company and each of its subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (vi) no consent under Section 341(f) of the Code has been filed with respect to the Company or any of its subsidiaries; (vii) as of the Closing Date, neither the Company nor any of its subsidiaries shall be a party to, be bound by, or have any obligation under, any Tax sharing agreement or similar contract or arrangement, and (viii) there is no contract or agreement, plan or arrangement by the Company or any of its subsidiaries covering any person that, individually or collectively, could give rise to the payment of money or other property or the acceleration or provision of any rights or benefits, by reason of the transactions contemplated by this Agreement, of any amount that would not be deductible by the Company or its subsidiaries (including defined taxes) by reason of Section 280G or 162(m) of the Code. The accruals and reserves for Taxes (including deferred taxes) reflected in the balance sheet of the Company as at September 30, 1999 included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 are in all material respects adequate to cover all Taxes (including deferred taxes) required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis with the balance sheet included in the Company Financial Statements, and the accrual and reserves for Taxes (including deferred taxes) reflected in the books and records of the Company as at the last day of the Company's most recently completed fiscal month end are in all material respects adequate to cover all Taxes (including deferred taxes) required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis with the balance sheet included in the Company Financial Statements.

4.10           Section    EMPLOYEE MATTERS;  ERISA.

(a) Schedule 4.10 of the Company Disclosure Schedule lists each material plan, program and arrangement maintained or sponsored by the Company or its subsidiaries (or to which the Company or its subsidiaries contributes or is obligated to contribute) or under which the Company or any of its subsidiaries has any present or future liability that provides retirement benefits, deferred compensation, stock-based compensation, welfare benefits, incentive compensation, severance, retention, change of control, employment or fringe benefits (each, other than multiemployer plans, a "Company Employee Benefit Plan"), including each such plan that constitutes an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each, other than multiemployer plans, an "ERISA Plan"). Each Company Employee Benefit Plan has been established, administered and operated in all material respects in accordance with its terms and with applicable law. Each ERISA Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to such qualification and, to the knowledge of the Company, no event has occurred and no condition exists that could reasonably be expected to have a materially adverse effect on any such determination.

(b) Complete and correct copies of the following documents have been made available to Parent as of the date of this Agreement: (i) copies of each Company Employee Benefit Plan that has been reduced to writing, (ii) the most recent Form 5500 and attached schedules for each Company Employee Benefit Plan subject to such reporting, (iii) the most recent determination of the IRS with respect to the qualified status of each ERISA Plan that is intended to qualify under
Section 401(a) of the Code, (iv) any trust agreement related to a Company Employee Benefit Plan; (v) any summary plan description under a Company Employee Benefit Plan; (vi) the most recent audited financial statements for each Company Employee Benefit Plan, if applicable; and (vii) the most recent actuarial valuation reports for each Company Employee Benefit Plan, if applicable.

(c) Except as set forth in Schedule 4.10 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries, nor any other person that would be treated as a single employer with the Company and its subsidiaries under
Section 4001(b) of ERISA (an "ERISA affiliate"), has, within the five-year period preceding the date of this Agreement, at any time contributed, or had an obligation to contribute, to any "multiemployer plan," as that term is defined in Section 4001 of ERISA.

(d) No event has occurred and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan that has subjected or could reasonably be expected to subject the Company or any subsidiary either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax fine, lien or penalty imposed by ERISA or by Chapter 43 of the Code, except for instances of non-compliance which could not reasonably be expected to have a Company Material Adverse Effect.

(e) All employer contributions required to have been made with respect to the Company Employee Benefit Plans, including, for this purpose, multiemployer plans, have been made in material compliance with the terms of such plans and applicable law.

(f) Except as would not have a Company Material Adverse Effect, no "reportable event" (as such term is defined in ERISA section 4043) has occurred.

4.11 Section ENVIRONMENTAL PROTECTION. Except as set forth in Section 4.11 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof:

(a) Compliance. The Company and each of its subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 4.11 (f)(ii)) except where the failure to be in such compliance would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any written communication from any Governmental Authority that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws except for matters which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Environmental Permits. The Company and each of its subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of its facilities or the conduct of its operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or to be in such compliance would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(c) Environmental Claims. There is no Environmental Claim (as defined in Section
4.11 (f)(i)) pending (i) against the Company or any of its subsidiaries, or (ii) against any real or personal property or operations that the Company or any of its subsidiaries owns, leases or manages, in whole or in part that, if adversely determined, would individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(d) Releases. Except for Releases of Hazardous Materials the liability for which would not reasonably be expected to have a Company Material Adverse Effect, there have been no Releases (as defined in Section 4.1 1(f)(iv)) of any Hazardous Material (as defined in Section 4.1 l(f)(iii)) that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries.

(e) Predecessors. The Company has no knowledge of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of the Company or any of its subsidiaries) whose liability the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(f)       As used in this Agreement:

(i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of their respective subsidiaries or joint ventures; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

(ii) "Environmental Laws" means all federal, state, local laws, rules, ordinances and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(iii)"Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, coal tar residue, any and all products or by-products of gas manufacture, the presence of PCB's in reportable concentrations in soil, groundwater, service-water or pipes and transformers or other equipment that contain dielectric fluid containing PCB's in regulated concentrations; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes," "hazardous materials; "extremely hazardous wastes," "restricted hazardous wastes, "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its subsidiaries or joint ventures operates or has stored, treated or disposed of Hazardous Materials.

(iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

4.12 Section REGULATION AS A UTILITY. Except as set forth in Section 4.12 of the Company Disclosure Schedule, neither the Company nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of the Company is subject to regulation as (i) a "holding company," a "public-utility company," a "subsidiary company" or an "affiliate" of a "holding company," within the meaning of sections 2(a)(7), 2(a)(5), 2(a)(8) or 2(a)(11), respectively, of the 1935 Act, (ii) a "public utility" under the Federal Power Act, as amended, (iii) a "natural gas company" under the Natural Gas Act, as amended, or (iv) a public utility or public service company (or similar designation) by any state in the United States other than Massachusetts or by any foreign country.

4.13 Section VOTE REQUIRED. The approval of the Merger by a majority of the votes entitled to be cast by all holders of Company Common Stock (the "Company Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

4.14 Section OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Salomon Smith Barney to the effect that, as of November 3, 1999, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

4.15 Section  OWNERSHIP OF PARENT COMMON  STOCK.  Except as set forth in Section
4.15 of the Company Disclosure Schedule, the Company does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Parent Capital Stock.

4.16           Section    TAKEOVER PROVISIONS; RIGHTS PLANS.

(a) The Company has taken (and will take) all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, (i) the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of The Commonwealth of Massachusetts, and (ii) the analogous provisions of the Declaration.

(b) The Company will take all action necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) do not and will not result in the ability of any person to exercise any Rights under the Rights Agreements, dated as of February 22, 1990 and July 22, 1998, between the Company and BankBoston, N.A., as Rights Agent, as amended (collectively, the "Company Rights Agreement") or enable or require the Company Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable.

(c) No "Distribution Date" or "Triggering Event" (as such terms are defined in the Company Rights Plan) has occurred.

4.17 Section Year 2000. Except as set forth in Section 4.17 of the Company Disclosure Schedule, (i) the Company has not been informed in writing by any customer, vendor or service provider with which the Company or any of its Subsidiaries transacts a material amount of business of an inability on the part of such third party to be year 2000 compliant and (ii) the computer software operated by the Company and its Subsidiaries which is used in the conduct of their business is capable of providing or being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999 other than such interruptions in millennium functionality that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company reasonably believes as of the date hereof that the remaining cost of adaptions referred to in the foregoing sentence will not exceed the amounts reflected in the Form 10-Q filed by the Company for the quarter ended June 30, 1999.



                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to the Company as follows:

5.01 Section ORGANIZATION AND QUALIFICATION. Except as set forth in Section 5.01 of Parent Disclosure Schedule (as defined in Section 7.06(i)), Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not individually or in the aggregate reasonably be expected to have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement or materially delay consummation of such transactions (any such material adverse effect being hereafter referred to as a "Parent Material Adverse Effect").

5.02 Section AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

(a) Authority. Parent has all requisite corporate power and authority to enter into this Agreement and, subject to the applicable Parent Required Statutory Approvals (as defined in Section 5.04(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms.

(b) Non-Contravention. Except as set forth in Section 5.04(b) of Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of Parent or any of its subsidiaries or any of its joint ventures, (ii) subject to obtaining Parent Required Statutory Approvals (as defined in Section 5.04(c)) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or any of its subsidiaries or any of its joint ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.04(b) of Parent Disclosure Schedule (the "Parent Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries or any of its joint ventures is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

(c) Statutory Approvals. Except as described in Section 5.04(c) of Parent Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (the "Parent Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire, if any, as are necessary to avoid a violation of law.

(d) Compliance. Except as set forth in Section 5.04(d) or Section 5.11 of Parent Disclosure Schedule, or as disclosed in Parent SEC Reports (as defined in
Section 5.05) filed prior to the date hereof, neither Parent nor any of its subsidiaries nor (to the best of its knowledge) any of its joint ventures is in violation of, or has been given notice of any purported violation of, any law, statute, or order, rule, regulation or judgment (including, without limitation, any applicable Environmental Law) of any Governmental Authority, except for violations that are not individually or in the aggregate reasonably expected to have, a Parent Material Adverse Effect. Except as set forth in Section 5.04(d) of Parent Disclosure Schedule or in Section 5.11 of Parent Disclosure Schedule, Parent and its subsidiaries and joint ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in Section 5.04(d) of Parent Disclosure Schedule, Parent and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (i) its articles of organization or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject; except for breaches, violations or defaults that are not individually or in the aggregate reasonably expected to have, a Parent Material Adverse Effect.

5.03 Section MERGER SUB. Merger Sub is a newly formed limited liability company, and except for activities incident to the Merger and as contemplated by this Agreement, Merger Sub: (i) has not engaged in any business activities of any type or kind whatsoever; (ii) has not entered into any agreements or arrangements with any person or entity; and (iii) is not subject to or bound by any obligation or undertaking.

5.04 Section PROXY STATEMENT. The information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will not, at the dates mailed to the Company shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading provided that no representation or warranty is made by Parent with respect to the statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein. The Proxy Statement, insofar as it relates to Parent or any Parent subsidiary, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

5.05 Section REGULATION AS A UTILITY. Except as set forth in Section 5.09 of Parent Disclosure Schedule, neither Parent nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of Parent is subject to regulation as (i) a "holding company," a "public-utility company," a "subsidiary company" or an "affiliate" of a "holding company," within the meaning of sections 2(a)(7), 2(a)(5), 2(a)(8) or 2(a)(11), respectively, of the 1935 Act,
(ii) a "public utility" under the Federal Power Act, (iii) a "natural-gas company" under the Natural Gas Act, or (iv) a public utility or public service company (or similar designation) by any state in the United States other than New York or by any foreign country.

5.06 Section FINANCING. Parent has or will have available prior to the Effective Time sufficient cash in immediately available funds to pay or to cause Merger Sub to pay all Merger Consideration required to be paid pursuant to Article II hereof and to consummate the Merger and the other transactions contemplated hereby.

5.07 Section OWNERSHIP OF COMPANY SHARES. Neither Parent nor any of its subsidiaries or other affiliates beneficially owns any Company Shares.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

6.01 Section COVENANTS OF THE PARTIES. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company agrees as follows, as to itself and to each of its subsidiaries, except as expressly contemplated or permitted in this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule, or to the extent the Parent shall otherwise consent in writing:

(a) Ordinary Course of Business. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to (i) preserve intact their present business organizations and goodwill and preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees as a group, and
(iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice.

(b) Dividends. The Company shall not, nor shall it permit any of its subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any capital stock other than (A) dividends by a direct or indirect subsidiary to the Company or Parent, as the case may be or (B) regular quarterly dividends on Company Common Stock that do not exceed the current regular dividends on Company Common Stock; provided that, the Company may from time to time after the first anniversary date of this Agreement increase the rate of such dividends in an amount not more than $0.04 per year on an annual basis and
(C) if the Effective Time does not occur between a record date and payment date of a regular quarterly dividend, a special dividend on the Company Common Stock with respect to the quarter in which the Effective Time occurs with a record date on or prior to the date on which the Effective Time occurs, which does not exceed an amount equal to the product of (x) the number of days between the last payment date of a regularly quarterly dividend on the Company Common Stock and the record date of such special dividend, multiplied by (y) $.0047; (ii) split, combine, subdivide or reclassify or take similar action with respect to any capital stock or the capital stock of any subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or the capital stock of any subsidiary; or (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or (iv) directly or indirectly redeem, repurchase or otherwise acquire any shares of capital stock or the capital stock of any subsidiary other than (A) redemptions, repurchases and other acquisitions of shares of capital stock in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans consistent with past practice, or (B) intercompany acquisitions of capital stock.

(c) Issuance of Securities. The Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than (i) pursuant to outstanding stock options granted under Employee Benefit Plans, (ii) pursuant to the Company's employee stock purchase plan and dividend reinvestment plan as in effect on the date hereof, (iii) in the case of subsidiaries, for issuances of capital stock to the Company or another subsidiary, or (iv) as may be required by the Company Rights Agreement.

(d) Charter Documents; Other Actions. The Company shall not nor shall it permit any of its subsidiaries to, amend or propose to amend its or its subsidiaries' Declaration of Trust, articles of organization, by-laws or regulations, or similar governing documents, or to take or fail to take any other action, which in any such case would reasonably be expected to prevent or materially impede or interfere with the Merger (except to the extent permitted by Section 6.02 and Article IX).

(e) Acquisitions. The Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets other than
(i) in the ordinary course of business, and (ii) acquisitions having an aggregate acquisition consideration payable by the Company of not more than $5,000,000.

(f) Capital Expenditures. Except (i) as may be required by law or (ii) as reasonably deemed necessary by the Company following a catastrophic event, the Company shall not, nor shall it permit any of its subsidiaries to, make capital expenditures in excess of 110% of the aggregate annual amount budgeted by the Company or its subsidiaries for capital expenditures as set forth in Section
6.01 of the Company Disclosure Schedule.

(g) No Dispositions. The Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, or otherwise dispose of, any of its respective assets, other than encumbrances or dispositions in the ordinary course of business consistent with past practice.

(h) Indebtedness. The Company shall not, nor shall it permit any of its subsidiaries to, incur, or guarantee any indebtedness for borrowed money

(including any such debt guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person other than (i) short-term and other indebtedness and "keep well" or similar assurances for the benefit of customers, in each case in the ordinary course of business consistent with past practice;
(ii) arrangements between the Company and its subsidiaries or among its subsidiaries; or (iii) in connection with the refunding of existing indebtedness at a lower cost of funds (calculating such cost on an aggregate after-tax basis).

(i) Compensation, Benefits. Except as may be required by applicable law, or as expressly contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt, or amend any Company Employee Benefit Plan or any arrangement that would be a Company Employee Benefit Plan if it was in effect as of the date hereof to increase the amount or accelerate the payment or vesting of any benefit or amount payable thereunder, or otherwise increase the regular compensation, incentive compensation opportunities, or benefits of any trustee, director, officer or other employee of such party or any of its subsidiaries, except in accordance with existing performance-based compensation arrangements (including, without limitation, annual bonus opportunities under the Executive Incentive Compensation Plan) in the ordinary course of business consistent with past practice and except for normal increases in the ordinary course of business consistent with past practice, or (ii) enter into or amend any employment, severance or similar contract, agreement or arrangement with any trustee, director or officer or other employee other than in the ordinary course of business consistent with current industry practice.

(j) Accounting. The Company shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

(k) Cooperation, Notification. The Company shall, and shall cause its subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of Parent to discuss, subject to applicable law, material operational and business matters; (ii) promptly notify Parent of any significant changes in its business, properties, assets, condition (financial or other) or results of operations; (iii) advise Parent of any change or event which has had or could reasonably be expected to result in a Company Material Adverse Effect;

and (iv) promptly provide Parent with copies of all filings made by the Company or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby; provided that the Company shall not be required to make any disclosure to the extent such disclosure would constitute a violation of the Confidentiality Agreement (as defined below) or any applicable law or regulation. Parent shall advise the Company of any change or event which has or could reasonably be expected to result in a Parent Material Adverse Effect

(l) Rate Matters. The Company shall, and shall cause its subsidiaries, to discuss with Parent any changes in its or its subsidiaries' regulated rates or charges, standards of service or accounting from those in effect on the date hereof and consult with Parent prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement, or consent with governmental regulators, whether written or oral, formal or informal, with respect thereto, and the Company and its subsidiaries shall not make any filing to change its rates or charges on file with the public utility commission of any state or FERC that would have, individually or in the aggregate, a material adverse effect on the benefits associated with the Merger or a Company Material Adverse Effect.

(m) Contracts; Agreements. Neither the Company, nor any of its subsidiaries, except in the ordinary course of business consistent with past practice, shall modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which the Company or any subsidiary of the Company is a party or waive, release, or assign any material rights or claims. Neither the Company, nor any of its subsidiaries, shall agree in writing to take any action not permitted by this Article VI.

(n) Insurance. The Company shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the gas utility and barge transportation industries.

(o) Takeover Laws. The Company shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, and shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law.

(p) Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its subsidiaries shall terminate, amend, modify, or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall take all steps necessary to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement.

(q) Rights Agreement. Except as specifically contemplated by this Agreement, the Company shall not amend, modify or waive any provision of the Rights Agreement, and shall not take any action to redeem the Company Rights or render the Company Rights inapplicable to any transaction other than the transactions to be effected pursuant to this Agreement.

(r) EnergyNorth. The Company shall not terminate or amend the EnergyNorth Agreement or waive any of its rights thereunder.

(s) Conduct of Business of Merger Sub. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Merger Sub to (i) perform its obligations under this Agreement in accordance with its terms, and (ii) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is inconsistent with this Agreement.

(t) Parent shall not, and shall not permit its subsidiaries to, acquire or agree to acquire a substantial portion of the assets of or equity in any business or any corporation, partnership, association or other business organization or division thereof if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, could reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period or (ii) materially adversely affect the ability of Parent to obtain financing necessary to consummate the Merger.


6.02 Section COVENANT OF THE COMPANY; ALTERNATIVE PROPOSALS. From and after the date hereof, the Company agrees (a) that it and its subsidiaries will not, and it will not authorize or permit it and its subsidiaries' officers, trustees, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries or any of the foregoing) to, directly or indirectly, encourage, initiate or solicit (including by way of furnishing information) or take any action to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Alternative Proposal (as defined below) from any person or engage in any discussion or negotiations concerning an Alternative Proposal or accept any Alternate Proposal; (b) that it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted heretofore with a view of formulating an Alternative Proposal; and (c) that it will immediately notify Parent orally and in writing of the receipt of any such inquiry, offer or proposals and the identity of the person making it within 24 hours of the receipt thereof; shall keep Parent informed as to the status and details of any such inquiry, offer or proposal; provided however, that notwithstanding any other provision hereof, the Company may at any time prior to the time the Company shareholders shall have voted with respect to the Merger (i) engage in discussions or negotiations with a third party who, without solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or its representatives after the date hereof, seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (A)(x) the third party has first made a bona fide written Alternative Proposal that, in the good faith judgment of a majority of the Company's Board of Trustees, is likely to be more favorable to the Company's shareholders than the Merger and as to which the Board of Trustees has reasonably concluded that the third party will have adequate sources of financing to consummate the Alternative Proposal, and (y) a majority of the Company's Board of Trustees shall conclude in good faith, based upon the advice of outside counsel and such other matters as the Company Board of Trustees deems relevant, that such actions are necessary for the Company Board of Trustees to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (x) provides prompt notice to Parent to the effect that it intends to furnish information to, or intends to enter into discussions or negotiations with, such person or entity, and of the identity of the person or group making the Alternative Proposal and the material terms thereof and (y) receives from such person an executed confidentiality agreement in reasonably customary form on terms not in the aggregate more favorable to such third party than the terms contained in the Confidentiality Agreement, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer provided, further, that the Board of Trustees shall not recommend that the shareholders of the Company tender their shares of Common Stock in connection with any such tender or exchange offer unless a majority of the Board of Trustees shall have determined in good faith based on the advice of outside counsel that such action is necessary for the Company Board of Trustees to comply with its fiduciary duties to shareholders under applicable law and/or
(iii) accept an Alternative Proposal from a third party, provided the Company terminates this Agreement pursuant to Section 9.01(e) or (iv) in response to an unsolicited bona fide written Alternative Proposal from a third party which is likely to be more favorable to the Company's shareholders than the Merger and as to which the Company's Board of Trustees has reasonably concluded that the third party will have adequate sources of financing to consummate the Alternative Proposal recommend such Alternative Proposal, or withdraw or modify in any adverse manner its approval or recommendation of this Agreement if a majority of the Board of Trustees shall have determined in good faith based on the advice of outside counsel that such action is necessary for the Company Board of Trustees to comply with its fiduciary duties to shareholders under applicable law. "Alternative Proposal" shall mean a proposal or offer for a merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving the Company or any of the Company's significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X under the Exchange
Act) or any proposal or offer to acquire in any manner,  directly or  indirectly
(x) ten percent or more of the outstanding Company Common Stock, (y) or 50% or more of the outstanding capital stock of any significant subsidiary of the Company, or (z) all or a substantial portion of the assets of the Company or of any significant subsidiary. Nothing herein shall prohibit a disposition permitted by Section 6.01 (g) hereof

6.03 Section CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

7.01 Section ACCESS TO INFORMATION. Upon reasonable notice and during normal business hours, the Company shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, agents and accountants of the Parent (collectively, "Representatives") reasonable access, throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records to the extent that such party or any of its subsidiaries is not under a legal obligation not to provide access or to the extent that such access would not constitute a waiver of the attorney-client privilege and does not unreasonably interfere with the business and operations of the Company. During such period, the Company shall, and shall cause its subsidiaries to, furnish promptly to the Parent (i) access to each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the Parent in connection with any filings, applications or approvals required or contemplated by this Agreement. The Parent shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Evaluation Material (as defined in the Confidentiality Agreement) concerning the Company furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement between the Company (or its agent) and Parent, as it may be amended from time to time (the "Confidentiality Agreement").

7.02           Section    PROXY STATEMENT.

(a) Preparation and Filing. The Company will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Proxy Statement. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement. The Company shall promptly notify Parent of the receipt of any comments of the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to Parent copies of all correspondence between the Company or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall consult with Parent regarding the Proxy Statement and have due regard to any comments Parent may make in relation to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their filing with, or being sent to, the SEC. The information provided by any party hereto for use in the Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information, in the circumstances under which it is provided, not false or misleading. No representation, covenant or agreement is made by or on behalf of any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement.

(b) Each party shall promptly notify the other party of the receipt of any comments of any of the SEC, the FERC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission (the "Regulatory Filings") or requests for additional information and shall promptly provide to the other party copies of all correspondence between such party or any of its representatives and such regulatory agency or commission with respect to the Regulatory Filings. Each party shall consult with the other party regarding the Regulatory Filings and have due regard to any comments the other party may make in relation to the Regulatory Filings. Each party shall give the other party and its counsel the opportunity to review all responses to requests for additional information by and replies to comments of any regulatory agency or communication before their filing with, or being sent to, such regulatory agency or commission.

7.03 Section REGULATORY MATTERS. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain no later than the Initial Termination Date, as such date may be extended pursuant to Section 9.01(b), all necessary permits, consents, approvals and authorizations of all Governmental Authorities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals and Parent Required Statutory Approvals.

7.04           Section    SHAREHOLDER APPROVAL.

(a) The Company Shareholders. The Company shall, as soon as reasonably practicable after the date hereof, (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Special Meeting") for the purpose of securing the Company Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Declaration, (iii) subject to
Section 6.02, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Parent with respect to each of the foregoing matters.

7.05           Section    TRUSTEES' AND OFFICERS' INDEMNIFICATION.

(a) Indemnification. From and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, trustee, director or employee of the Company or any of its subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or a subsidiary of the Company (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent permitted by applicable law and (ii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth in the applicable charter document or by-laws or under applicable law shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). The Indemnified Parties as a group may retain only one law firm (other than local counsel) with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to separate counsel.

(b) Insurance.  For a period of six years after the Effective Time, Parent shall
(i) cause to be maintained in effect policies of directors' and officers' liability insurance for the benefit of those persons who are currently covered by such policies of the Company on terms no less favorable than the terms of such current insurance coverage; provided that the Parent may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring at or prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to the Parent not greater than 200 percent of the current annual premiums of the policies currently maintained by the Company for their directors' and officers' liability insurance; provided further that if such insurance cannot be so maintained or obtained at such cost, the Parent shall maintain or obtain a policy providing the best coverage available, as determined by the Board of Directors of the Parent, for a premium not exceeding 200 percent of the aggregate annual premiums currently paid by the Company for their directors' and officers' liability insurance and other indemnity agreements, or (ii) provide tail coverage for such persons which provides coverage for a period of six years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage.

(c) Successors. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.05.

(d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, trustees, directors and officers of the Company, and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in its respective charter document and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(e) Benefit. The provisions of this Section 7.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

7.06 Section REASONABLE BEST EFFORTS. Subject to the terms and conditions provided herein, each of the parties hereto agrees to cooperate and use its reasonable best efforts to take, or cause to be taken, all necessary or appropriate action, and to do, or cause to be done, all things necessary, under applicable laws, and regulations or otherwise to consummate and make effective the Merger and all other transactions contemplated by this Agreement including, without limitation, the execution of any additional instruments necessary to consummate the transactions contemplated hereby and seeking to lift, rescind or reverse any legal restraint imposed on the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

7.07 Section DISCLOSURE SCHEDULES. On the date hereof, (i) Parent has delivered to the Company a schedule (the "Parent Disclosure Schedule"), signed by a duly authorized officer stating that the Parent Disclosure Schedule is being delivered pursuant to this clause 7.07(i), and (ii) the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), signed by a duly authorized officer stating that the Company Disclosure Schedule is being delivered pursuant to this clause 7.07(ii). The Company Disclosure Schedule and Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

7.08 Section PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law or the rules of any applicable securities exchange or Governmental Authority, the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto without the prior consent of the other party (which consent shall not be unreasonably withheld).

7.09           Section    EMPLOYEE BENEFIT PLANS.

(a) For a period of not less than twelve months immediately following the Closing Date, Parent and the Surviving Corporation shall provide or cause to be provided to those non-union individuals who continue to be employees of the Surviving Corporation, Parent or their respective subsidiaries (the "Nonunion Continuing Company Employees") and their family members, dependents and other beneficiaries coverages and benefits not less favorable and on terms that are not less favorable, in each case in the aggregate, than those provided or made available to such Nonunion Continuing Company Employees immediately prior to the Closing Date under the Company Employee Benefit Plans.

(b) Parent and the Surviving Corporation shall give or cause to be given to each Nonunion Continuing Company Employee full credit for purposes of eligibility, vesting, benefit accrual (including without limitation benefit accrual under any defined benefit pension plans) and determination of the level of benefits, as applied to the employee benefit plans or arrangements maintained by Parent, the Surviving Corporation, or their respective subsidiaries in which such Nonunion Continuing Company Employee participates, for such Nonunion Continuing Company Employees' service with the Company or any subsidiary of the Company (or any prior employer) to the same extent recognized by the analogous Company Employee Benefit Plan immediately prior to the Closing Date and to the extent service with Parent or the Surviving Corporation is so recognized for other employees of Parent or the Surviving Corporation who participate in such plan.

(c) Parent and the Surviving Corporation shall (i) waive or cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Nonunion Continuing Company Employees and their family members and dependents under the welfare benefit plans maintained or continued by Parent, the Surviving Corporation or their respective subsidiaries, except to the extent such limitations or waiting periods were already in effect with respect to such Nonunion Continuing Company Employees and had not been satisfied as of the Closing Date under the corresponding Company Employee Benefit Plan that is a welfare plan maintained for the Nonunion Continuing Company Employees immediately prior to the Closing Date, and (ii) provide or cause to be provided to each Nonunion Continuing Company Employee credit for any co-payments and deductibles paid during the year of but paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under the Company Employee Benefit Plans that are welfare plans in which such Nonunion Continuing Company Employees are eligible to participate after the Closing Date.

(d) Subject to Sections 7.09 and 7.10, Parent and the Surviving Corporation agree to honor and to cause their respective subsidiaries to honor, from and after the Effective Time, in accordance with their terms, (i) all Company Employee Benefit Plans, (ii) all collective bargaining agreements and (iii) all other contracts, plans, arrangements or commitments with or for the benefit of officers, trustees, directors or employees. Any workforce reductions affecting employees of the Company carried out within the twenty-four- month period following the Effective Time by Parent or the Surviving Corporation or their respective subsidiaries shall be done in accordance with the provisions of this Agreement, all applicable collective bargaining and other agreements, and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any applicable state or local law.

(e) The Company and Parent agree to coordinate their executive incentive plans in order to assure that the officers and employees of the Company and its subsidiaries entitled to participate in the Company's incentive pay or other bonus plans receive on an equitable basis the benefits provided under such plan for the portion of the year in which the Merger occurs during which they were officers or employees of the Company or its subsidiaries.

7.10 Section COMPANY STOCK OPTIONS AND EMPLOYEE BENEFITS. As soon as practicable following the date of this Agreement, the Board of Trustees of the Company (or if appropriate, any committee administering the Company Stock Option Plans) shall adopt such resolutions or take such other actions as may be required to effect or facilitate the effectuation of the following:

(a) In the case of each option outstanding immediately prior to the Effective Time (including without limitation, for the avoidance of doubt, options held by previously terminated employees that became exercisable in connection with the Merger) to purchase shares of the Company Common Stock under the Company Stock Option Plans (each a "Company Stock Option"), adjust the terms of such Company

Stock Option to provide that, at the Effective Time, it shall (except to the extent that Parent and the holder of such Company Stock Option otherwise agree in writing prior to the Effective Time): (i) if such Company Stock Option is or becomes exercisable on or before the Merger or as a consequence of the transactions contemplated by this Agreement and the holder of such Company Stock Option shall have elected by written notice to Parent prior to the date 10 business days prior to the Effective Time to receive the payment contemplated by this clause (i), be canceled in exchange for a payment from the Surviving Corporation (subject to any applicable withholding taxes) equal to the product of (1) the total number of shares of Company Common Stock subject to such Company Stock Option and (2) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, payable in cash as soon as reasonably practicable following the Effective Time; or (ii) with respect to any Company Stock Option not canceled pursuant to clause (i) above, be assumed by Parent and, thereby be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, Parent Common Stock, except that (1) each such Company Stock Option will be exercisable for that number of whole shares of Parent Common Stock which equals (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (y) the Option Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Parent Common Stock, and (2) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to (x) the exercise price per share of Company Common Stock under such Company Stock Option divided by (y) the Option Exchange Ratio, rounded up to the nearest whole cent. The parties hereto shall cooperate in giving the holders of Company Stock Options adequate notice and opportunity to exercise their rights under this Section 7.10(a). With respect to the Company Stock Options not canceled pursuant to clause (i) above, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of options assumed by Parent pursuant to this Section. As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Stock Option assumed by Parent pursuant to this Section 7.10 an appropriate notice setting forth such holder's rights pursuant thereto. For purposes of this provision, the term "Option Exchange Ratio" shall mean the ratio obtained by dividing (i) the average of the closing prices of the shares of Company Common Stock on the NYSE Composite Transactions Reporting System, as reported in The Wall Street Journal, for the twenty (20) trading days immediately preceding the second trading day prior to the Effective Time by (ii) the average of the closing prices of the shares of Parent Common Stock on the NYSE Composite Transactions Reporting System, as reported in the Wall Street Journal for the twenty (20) trading days immediately preceding the second trading day prior to the Effective Time.

(b) It is intended that the Company Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent the Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 7.10 shall be applied consistent with such intent, including any adjustment of the conversion formula set forth in the preceding paragraph (a) as is necessary in good faith to comply with Section 422 and 424(a) of the Code.

(c) Except as otherwise agreed to in writing by the parties hereto, the Company shall ensure that, to the extent consistent with applicable law (including, without limitation, the Code), following the Effective Time, no holder of a Company Stock Option nor any participant in any Company Stock Option Plan or any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any subsidiary shall have any right thereunder to acquire equity securities of the Company or the Surviving Corporation.

(d) Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as reasonably practicable after the Effective Time and shall use its reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

7.11 Section EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Proxy/ Registration Statement, as well as the filing fee relating thereto, shall be shared equally by the Company and Parent.

7.12 Section FURTHER ASSURANCES. (a) Each of Parent and Company shall, and shall cause its subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by the other in order to consummate the Merger and the other transactions contemplated by this Agreement, and to use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary under applicable laws, and regulations to consummate and make effective the Merger and the other transactions contemplated hereby (subject to the vote of the Company shareholders described in Sections 4.13), including fully cooperating with the other in obtaining the Parent Required Statutory Approvals, the Company Required Statutory Approvals and all other approvals and authorizations of any Governmental Authorities necessary to consummate the transactions contemplated hereby.

        (b) Parent and Company, respectively, shall be responsible for the taking of any action necessary to obtain the Parent Required Statutory Approvals and to obtain the Company Required Statutory Approvals. Parent and Company agree to cooperate in obtaining the necessary approvals from the SEC under the 1935 Act, the Securities Act and the Exchange Act from the applicable state authorities under state "blue sky", securities or utility regulatory laws. Parent and Company shall each provide the other with copies of any filings made with any Governmental Authorities in connection with the foregoing.

        (c) It may be preferable to effectuate a business combination between Parent and Company by means of an alternative structure in light of the conditions set forth in Sections 8.01(d), 8.02(e) and 8.03(d). Accordingly, if the only conditions to the parties' obligations to consummate the Merger that are not satisfied or waived are receipt of any one or more of the Company Required Consents, Company Required Statutory Approvals, Parent Required Consents and Parent Required Statutory Approvals, and the adoption of an alternative structure (that otherwise substantially preserves for Company and Parent the economic benefits of the Merger and does not result in materially more burdensome regulatory requirements) would result in such conditions being satisfied or waived, then the parties shall cooperate to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; provided that prior to closing any such restructured transaction, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger, as applied to such alternative business combination, shall have been satisfied or waived.

7.13 Section CORPORATE OFFICES. At and subsequent to the Effective Time, the corporate headquarters of the Surviving Corporation shall be located in the greater Boston, Massachusetts area.

7.14 Section INVOLVEMENT IN COMMUNITY. After the Effective Time, Parent will, or will cause the Surviving Corporation to make at least $1,000,000 per year in charitable contributions to the communities served by the Surviving Corporation and otherwise maintain a substantial level of involvement in community activities in such communities that is similar to, or greater than, the level of community development and related activities carried on by the Company and is consistent with the activities and programs currently supported by the Company.

7.15 Section TRANSITION STEERING TEAM. As soon as reasonably practicable after the date hereof, Parent and the Company shall create a special transition steering team, with representation from Parent and the Company, that will develop recommendations concerning the future structure and operations of the Company after the Effective Time, subject to applicable law. The members of the transition steering team shall be appointed by the Chief Executive Officers of Parent and the Company. The functions of the transition steering team shall include (i) to direct the exchange of information and documents between the parties and their subsidiaries as contemplated by Section 7.01 and (ii) the development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals, and such other matters as they deem appropriate.

7.16 Section REPRESENTATION ON PARENT BOARD. The Parent shall take such action as may be necessary to cause the number of directors comprising the Parent's Board of Directors at the Effective Time to be sufficient to permit J. Atwood Ives to serve thereon and shall elect Mr. Ives to serve as such director.

                                  ARTICLE VIII

                                   CONDITIONS

8.01 Section CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. The Company Shareholders' Approval shall have been obtained.

(b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1978, as amended, shall have expired or been terminated.

(c) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

(d) Statutory Approvals. The Company Required Statutory Approvals and Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions that, in the case of the State of New Hampshire approval, constitute a Company Material Adverse Effect and in the case of the 1935 Act approval, are materially adverse to the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole (a "Parent MAE"). A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied. For purposes of this Agreement, in the event that any Final Order includes terms or conditions that (i) require that Parent register as a "holding company" under the 1935 Act or (ii) require (whether on an absolute or contingent basis) that, at any time, all or any portion of Midland Enterprises Inc. or any of its subsidiaries, assets, operations or business be transferred, sold, spun off or distributed (whether in whole or in part) to shareholders, otherwise disposed of, liquidated or wound down, such terms and conditions shall be deemed not to constitute a Parent MAE or Company Material Adverse Effect.

8.02 Section CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER. The obligation of Parent to effect the Merger shall be further subject to the satisfaction (or waiver by Parent), on or prior to the Closing Date, of each of the following conditions:

(a) Performance of Obligations of the Company. The Company shall have performed in all material respects each of its agreements and covenants required by this Agreement to be so performed by the Company at or prior to the Closing.

(b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (other than the representations contained in Sections 4.03, 4.04(a), 4.13 and 4.16) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct as of such date or time) except for such failures of representations or warranties to be true and correct which would not reasonably be expected to result in a Company Material Adverse Effect and the representations contained in Sections 4.03, 4.04(a), 4.13 and 4.16 shall be true and correct in all material respects

(c) Closing Certificates. Parent shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(d) No Company Material Adverse Effect. There shall exist no fact or circumstance other than facts and circumstances described in Section 8.02(d) of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof that constitutes a Company Material Adverse Effect.

(e) Company Required Consents. The Company Required Consents the failure of which to obtain would reasonably be expected to have a Company Material Adverse Effect shall have been obtained.

(f) EnergyNorth Transaction. The Company's acquisition of EnergyNorth shall have been, or shall simultaneously be, consummated or the Company shall have terminated the EnergyNorth Agreement.

8.03 Section CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company), on or prior to the Closing Date, of each of the following conditions:

(a) Performance of Obligations of Parent. Parent shall have performed in all material respects each of its agreements and covenants required by this Agreement to be so performed by Parent at or prior to the Closing.

(b) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct as of such date or time) except for such failures of representations or warranties to be true and correct which would not reasonably be expected to result in a Parent Material Adverse Effect.

(c) Closing Certificates. The Company shall have received a certificate signed by the chief Executive Officer or Chief Financial Officer of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(d) Parent Required Consents. Parent Required Consents the failure of which to obtain would reasonably be expected to have a Parent Material Adverse Effect shall have been obtained.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

9.01 Section TERMINATION. This Agreement may be terminated, and the Merger and other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

(a) by mutual written consent of the Board of Trustees of the Company and the Board of Directors of Parent;

(b) by Parent or the Company, by written notice to the other parties, if the Effective Time shall not have occurred on or before March 31, 2001 (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted directly or indirectly in, the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.01(d) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to September 30, 2001;

(c) (i) by Parent, by written notice to the other parties, if the Company Shareholders' Approval shall not have been obtained on or before June 30, 2000 at a duly held Company Special Meeting, including any adjournments thereof;

(d) by Parent  or the  Company,  if any state or  federal  law,  order,  rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Incorporation Merger or the Merger, or if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Incorporation Merger or the Merger, and such order, judgment or decree shall have become final and nonappealable; (provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party that has not defended such lawsuit or other legal proceeding (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed);

(e) by the Company, upon five days prior notice to Parent if as a result of a bona fide written Alternative Proposal by a party other than Parent or any of its affiliates, a majority of the Board of Trustees of the Company determines in good faith that (x) such proposal is more favorable to the shareholders of the Company than the Merger and as to which the Company's Board of Trustees has reasonably determined that the third party has adequate sources of financing to consummate the Alternative Proposal and (y) on the basis of advice of outside counsel that the termination of this Agreement is necessary to comply with its fiduciary duties under applicable law; provided, however, that (i) the Board of Trustees of the Company shall have been advised by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions that may be offered by Parent in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such Alternative Proposal and (ii) prior to any such termination, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent during such five-day notice period to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein and provided further that the Company's ability to terminate this Agreement pursuant to this Section 9.01(e) is conditioned upon the concurrent payment by the Company to Parent of any amounts owed to it pursuant to Sections 9.03(a) and 9.03(b).

(f) by the Company, by written notice to Parent, if (i) there exist breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, would or would reasonably be expected to result in a Parent Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, or
(ii) there shall have been a material breach of any agreement or covenant of Parent hereunder, and such breach shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied; or

(g)       by Parent, by written notice to the Company, if

(i) there exist breaches of the representations and warranties of the Company (other than the representations contained in Sections 4.03, 4.04(a), 4.13 and 4.16) made herein as of the date hereof which breaches, would or would reasonably be expected to result in a Company Material Adverse Effect or there exist material breaches of the representations of the Company contained in Sections 4.03, 4.04(a), 4.13 and 4.16, and such breaches shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied;

(ii) there shall have been a material breach of any agreement or covenant of the Company hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied; or

(iii) the Board of Trustees of the Company or any committee thereof (A) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated herein, (B) shall fail to reaffirm such approval or recommendation upon Parent's request, (C) shall approve or recommend or take no position with respect to an Alternative Proposal or (D) shall resolve to take any of the actions specified in clause (A), (B) or (C).

9.02 Section EFFECT OF TERMINATION. In the event of a valid termination of this Agreement by either the Company or Parent pursuant to Section 9.01, this Agreement shall forthwith become null and void and there shall be no liability on the part of either the Company or Parent or their respective officers, trustees or directors hereunder, except that Section 7.11, Section 9.03, the agreement contained in the last sentence of Section 7.01, Section 10.08 and
Section 10.09 shall survive the termination.

9.03           Section    TERMINATION FEE;  EXPENSES.

(a) In the event that this  Agreement is terminated  by the Company  pursuant to
Section 9.01(e) or by the Parent pursuant to any of Section 9.01(c), Section 9.01(g)(i), Section 9.01(g)(ii) or Section 9.01(g)(iii), then the Company shall promptly (but no later than five business days after notice that the amount is due from the Company) pay to the Parent, as liquidated damages, an amount in cash equal to the out-of-pocket expenses and fees incurred by the Parent arising out of, in connection with or related to the Merger and the other transactions contemplated by this Agreement not in excess of $10 million ("Out-of-Pocket Expenses"); provided that if this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the Company, the Parent may pursue any remedies available to it at law or in equity and shall, in addition to the amount of Out-of-Pocket Expenses set forth above, be entitled to recover such additional amounts as the Parent may be entitled to receive at law or in equity.

(b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 9.01 (e) or by the Parent pursuant to Section 9.01(g)(iii) or (ii) any person or group shall have made an Alternative Proposal and this Agreement is terminated by (A) Parent pursuant to Section 9.01 (c) or Section 9.01 (g)(i) or 9.01(g)(ii) or (B) by the Company pursuant to Section 9.01 (b) and, in the case of this clause (ii) only, a definitive agreement with respect to such Alternative Proposal is executed within one year after such termination, or the Company or any of its affiliates becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer or consummates an Alternative Proposal with such offeror or an affiliate thereof, then the Company, upon the signing of a definitive agreement relating to such Alternative Proposal, or if no such agreement is signed, then at the closing (and as a condition to the closing) of the Company becoming such a subsidiary or of such Alternative Proposal, shall pay to Parent, by wire transfer of same day funds, a termination fee of $65 million, plus Out-of-Pocket Expenses.

(c) Nature of Fees.  The parties  agree that the  agreements  contained  in this
Section 9.03 are an integral part of the Merger and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. The parties further agree that if any party is or becomes obligated to pay a termination fee pursuant to Section 9.03(a), the right to receive such termination fee shall be the sole remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation. If this
Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non-breaching party, may pursue any remedies available to it at law or in equity and shall be entitled to recover any additional amounts thereunder. Notwithstanding anything to the contrary contained in this Section 9.03, if one party fails to promptly pay to the other any fee or expense due under this
Section 9.03, in addition to any amounts paid or payable pursuant to Section 9.03(a), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank from the date such fee was required to be paid.

9.04 Section AMENDMENT. This Agreement may be amended by the Boards of Trustees or Directors, as the case may be, of the parties hereto, at any time before or after approval hereof by the shareholders of the Company and prior to the Effective Time, but after such approval only to the extent permitted by applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.05 Section WAIVER. At any time prior to the Effective Time, the Parent or the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE X

                               GENERAL PROVISIONS

10.01 Section NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.01, in Articles I and II and in Sections 7.05, 7.09, 7.10, 7.11, 7.13, 7.14, 7.15, 7.16, 10.07, 10.08, 10.09 and 10.10.

10.02 Section BROKERS. The Company represents and warrants that, except for Salomon Smith Barney, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent represents and warrants that, except for J.P. Morgan Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

10.03 Section NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by reputable overnight courier service, (iii) telecopied (which is confirmed), or
(iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) If to the Company, to:

                   J. Atwood Ives
                   Chairman and Chief Executive Officer
                   Eastern Enterprises
                   9 Riverside Road
                   Weston, Massachusetts  02493
                   Telephone:  (781) 647-2300
                   Telecopy:  (781) 674-2350
                   with a copy to:

                   L W. Law, Jr.
                   Senior Vice President and General Counsel
                   Eastern Enterprises
                   9 Riverside Drive
                   Weston, Massachusetts  02493
                   Telephone:  (781) 647-2313
                   Telecopy:  (781) 674-2398


               (b) If to Parent, to:

                   Frederick Lowther, Esq.
                   KeySpan Corporation
                   One Metrotech Center
                   Brooklyn, New York  11201-3851
                   Telephone:  (718) 403-3313
                   Telecopy:    (718) 522-2647

                   with a copy to:

                   James M. Cotter, Esq.
                   Simpson Thacher & Bartlett
                   425 Lexington Avenue
                   New York, New York  10017
               Telephone:  (212) 455-2000
               Telecopy:    (212) 455-2502


10.04 Section MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles.

10.05 Section INTERPRETATION; KNOWLEDGE. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References in this Agreement to the "knowledge of the Company" or any similar expression shall refer to and mean the actual knowledge of an executive officer of the Company.

10.06 Section COUNTERPARTS; EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

10.07 Section PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for Article II and for rights of Indemnified Parties as set forth in Section 7.05, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.08 Section WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.09 Section ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in The Commonwealth of Massachusetts or in Massachusetts state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in The Commonwealth of Massachusetts or any Massachusetts state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in The Commonwealth of Massachusetts.

10.10 Section Reference is hereby made to the declaration of trust establishing Eastern Enterprises (formerly Eastern Gas and Fuel Associates) dated July 18, 1929, as amended, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts. The name "Eastern Enterprises" refers to the trustees under said declaration as trustees and not personally; and no trustee shareholder, officer or agent of Eastern Enterprises shall be held to any personal liability in connection with the affairs of said Eastern Enterprises, but the trust estate only is liable.

        IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                            EASTERN ENTERPRISES,


                                            By: J. Atwood Ives
                                            ------------------
                                                 Name: J. Atwood Ives
                                                 Title: Chairman and Chief
                                                         Executive Officer

                                            KEYSPAN CORPORATION


                                            By:/s/ Robert B. Catell
                                            -----------------------
                                                 Name:  Robert B. Catell
                                                 Title: Chairman and Chief
                                                       Executive Officer

                                            ACJ ACQUISITION LLC


                                            By:/s/ Steven L. Zelkowitz
                                            --------------------------
                                                 Name: Steven L. Zelkowitz
                                                 Title: